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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

           Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-14313

                              ENFINITY CORPORATION
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             (Exact name of registrant as specified in its charter)

                              400 LAKE RIDGE DRIVE
                                SMYRNA, GA 30082
                                 (770) 431-1470
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

                Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]

                Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]

                Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]

                Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]

                Rule 12h-3(b)(1)(i)  [x]

 Approximate number of holders of record as of the certificate or notice date: 8




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           Pursuant to the requirements of the Securities Exchange Act of 1934,
Enfinity Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 5, 1998

                                     ENFINITY CORPORATION

                                     By:   /s/  William M. Dillard
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                                                William M. Dillard
                                                President



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